Securities Transfer Request

Please accept this as my letter of authority to proceed with the transfer below from account under the name of Corvus Capital Limited to account under the name of Algo Holdings INC.

Securities	Quantity
CDT	1,100,000.00

Thank you for your assistance with this request.

Regards,

/s/ Andrew Regan Date : 13 June 2024

Andrew Regan